NUMBER 0

INCORPORATED UNDER THE LAWS OF THE STATE OF DELAWARE

SHARES

CORE-MARK HOLDING COMPANY, INC.

TOTAL AUTHORIZED ISSUE
150,000,000 SHARES PAR VALUE $.01 EACH
COMMON STOCK

See Reverse for Certain Definitions

SPECIMEN

This is to Certify that ______________________ is the owner of

______________________ *fully paid and non-assessable shares of the above Corporation transferable only on the books of the Corporation by the holder hereof in person or by duly authorized Attorney upon surrender of this Certificate properly endorsed.*

Witness, *the seal of the Corporation and the signatures of its duly authorized officers.*

Dated

______________________ PRESIDENT

______________________ SECRETARY

© 1999 CORPEX BANKNOTE CO., BAY SHORE N.Y.